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                                                       Exhibit 99.1

NEWS RELEASE
                                                       [CORRPRO COMPANIES, INC.]
COMPANY CONTACT                                        WORLD HEADQUARTERS
---------------                                        1090 Enterprise Drive
Robert Mayer                                           Medina, OH 44256
Chief Financial Officer                                Phone (330) 723-5082
(330) 723-5082                                         Fax (330) 723-0694
                                                       www.corrpro.com

FOR IMMEDIATE RELEASE

       CORRPRO SHAREHOLDERS APPROVE REFINANCING AND RECAPITALIZATION PLAN

MEDINA, OHIO, MARCH 16, 2004--Corrpro Companies, Inc. (AMEX:CO) announced that its shareholders voted to approve all of the proposals relating to Corrpro's plan of refinancing and recapitalization at a special shareholders' meeting held today. Over two-thirds of the outstanding shares of the Company were voted in favor of each of the proposals. Of the shares voting, approximately 90% were voted to approve the proposed transactions.

The proposed refinancing and recapitalization plan includes a $13 million cash investment by an entity controlled by Wingate Partners III, L.P. in return for a new issue of preferred stock and warrants to acquire 40% of the fully-diluted common stock of the Company at a nominal exercise price. As part of the refinancing plan, CapitalSource Finance LLC has agreed to provide to the Company a $40 million senior secured credit facility, subject to the satisfaction of certain customary closing conditions, consisting of a revolving credit line, a term loan with a five-year maturity and a letter of credit sub-facility. In addition, American Capital Strategies Ltd. (Nasdaq: ACAS) has agreed to provide $14 million of secured subordinated debt to the Company, subject to the satisfaction of certain customary closing conditions, and will receive warrants to acquire 13% of the fully diluted common stock of the Company at a nominal exercise price.

"We appreciate the overwhelming support that our shareholders demonstrated by voting to approve the proposed transactions," commented Joseph W. Rog, Chairman, CEO and President. "While completion of the refinancing and recapitalization is subject to a number of closing conditions, gaining shareholder approval of this plan is one of the most important milestones in our progress to establish a stable long term capital structure and position the Company for future growth."

The Company plans to complete the refinancing and recapitalization transaction by March 31, 2004, the date on which substantial principal payments will become due under the Company's existing senior debt arrangements. The Company is working diligently with representatives of Wingate, CapitalSource and American Capital to finalize the new financing documents and prepare for the closing of the transactions, which are subject to the satisfaction of a number of closing conditions The Company believes, but cannot assure, that the transactions will be consummated on or before March 31, 2004.

Corrpro, headquartered in Medina, Ohio, with offices worldwide, is a leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as a leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

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Wingate Partners III, L.P., headquartered in Dallas, Texas, is a private investment firm focused on making equity investments in businesses going through significant transition.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: the Company's ability to fulfill the conditions to closing and, as a result thereof, to consummate the proposed recapitalization and refinancing; the extension, amendment or refinancing of the Company's existing debt and the terms and timing thereof; the Company's ability to successfully divest certain of its non-core and international business units and the timing, terms and conditions of any such divestitures; the impact of any litigation or regulatory process related to the financial statement restatement process, including the filed and dismissed class action litigation (the dismissal of which has been appealed); qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the Company's ability to satisfy the listing and trading requirements of the American Stock Exchange ("AMEX"), including compliance with the Company's plan to regain compliance with applicable AMEX requirements, (which, if not satisfied, could result in the suspension of trading or delisting of the Company's shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.